Exhibit 99.1

Staffing 360 Solutions Pre-Announces Second Quarter Revenue of $47 Million and Gross Profit of $8.1 Million

Revenue for the Fiscal First Quarter Increases 14%, And Revenue for the Six Months Ended November 30, 2016 Increases 23%, Over Same Period Last Year

New York, NY – January 3, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and the UK, today pre-announced its unaudited financial results for the fiscal second quarter ended November 30, 2016.

Subject to the completion of its quarterly review and filing of Staffing 360 Solutions’ Form 10-Q, the fiscal second quarter results are expected to be as follows:

•	Revenue of $47 million, a 14% increase compared to $41 million in the prior year,
•	Gross profit of $8.1 million, an 8% increase compared to $7.5 million in the prior year period.

In addition, the six month results ended November 30, 2016, over the prior year period are expected to be as follows:

•	Revenue of $95 million, a 23% increase compared to $77 million in the prior period,
•	Gross profit of $16.6 million, a 20% increase compared to $13.8 million in the prior period.

“We are thrilled to report yet another quarter with double digit revenue growth year over year,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Per our last earnings call, we are now on a trajectory of roughly $190 million in annualized revenue, and our organic growth continues to improve our quarterly metrics. As Staffing 360 continues to grow, we remain highly focused on not only increasing our top line, but improving our gross profit and streamlining operational efficiencies as well.”

Matt Briand, President and CEO, added, “Across our subsidiaries in the US and the UK, we have been deploying numerous sales initiatives as the end of the calendar year traditionally marks the busiest time of year for our seasonal workers. With an extremely active 2016 now behind us, I can’t say enough about the hard work and dedication of our employees that have made our double digit growth a reality.  We look forward to sharing more details shortly when we announce our full financials in the coming weeks.”

The Company expects to announce its comprehensive financial results for the fiscal quarter ended November 30, 2016 via press release and Form 10-Q before the SEC filing deadline in mid-January, along with an earnings conference call.

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry.  The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit:

www.staffing360solutions.com/res.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and the UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

646.507.5711

info@staffing360solutions.com